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EXHIBIT A

Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                       Contact: Mitzy Ferguson
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928            e-mail: mitzy@hudsonsgrill.com


               Hudson's Grill Announces The Opening
                 of Its Dallas, Texas, Restaurant

Dallas, Texas, Gets its First Hudson's Grill Restaurant

Friday, January 29, 1999

Dallas, TX -- Hudson's Grill of America, Inc., based in Dallas, Texas, announced today that the first Hudson's Grill restaurant located in the City of Dallas opened for dinner on January 11, 1999, in far North Dallas, across from the suburb of Richardson, Texas. Beginning January 23, 1999, the restuarant is also now open for lunch. The free standing building is opposite a large multi-screen theater complex in an area that already contains several other restaurants. The site is just across the expressway from a large Texas Instruments plant. Far North Dallas and the suburb of Richardson are two of the largest, most upscale and affluent areas in the Dallas Fort Worth metroplex. The Hudson's Grill restaurant is based on the Company's new design for stand alone units. The restaurant is owned by a subsidiary of Hudson's Grill International, Inc., a subsidiary of Hudson's Grill of America, Inc. In its first week of operation, the unit has already become a popular place to eat, especially for movie-goers.

     "We are extremely pleased to open the first Hudson's Grill in the City of Dallas," said David Osborn, President of Hudson's Grill of America, Inc., "and we look forward to strong growth as more and more people in the Dallas-Richardson area learn of the Hudson's Grill. We believe this unit will be one of the strongest in our system because of the new design and its excellent location."

     The new restaurant is based upon the Company's new 4567 square foot, freestanding, prototype design that uses its "BURGERS
* SHAKES * ROCK n' ROLL" Americana "late 50's and early 60's" theme. Currently, one other restaurant that incorporates the Company's new design is under construction in Marquette, Michigan.

     The Company also announced that three franchise agreements had been terminated. Two locations closed, in Carrollton, Texas, and in Lancaster, California, and one location, in Reno, Nevada, never got under way.

    Hudson's Grills of America is celebrating its 14th year of operation, and the company is publicly traded over the counter under the NASDAQ symbol HDSG.